Exhibit 99.1

JOINT FILING AND SOLICITATION AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of Jack in the Box Inc., a Delaware corporation (the “Company”); and

WHEREAS, The Lion Fund, L.P., a Delaware limited partnership, The Lion Fund II, L.P., a Delaware limited partnership, Biglari Capital Corp., a Texas limited liability company, First Guard Insurance Company, an Arizona corporation, Southern Pioneer Property and Casualty Insurance Company, an Arkansas corporation, Biglari Reinsurance Ltd., a Bermuda corporation, Biglari Insurance Group Inc., a Delaware Corporation, Steak n Shake Inc., an Indiana corporation, Western Sizzlin Corporation, a Delaware corporation, Biglari Holdings Inc., an Indiana corporation and Sardar Biglari (collectively, “Biglari”), and Douglas Thompson (the “Outside Nominee”) wish to form a group for the purpose of (i) seeking representation on the Board of Directors of the Company (the “Board”) at the 2026 annual meeting of stockholders of the Company (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “Annual Meeting”), (ii) soliciting proxies for the election of certain persons nominated for election to the Board at the Annual Meeting (including those nominated by or on behalf of Biglari), (iii) taking all other action necessary to achieve the foregoing and (iv) taking any other actions the Group (as defined below) determines to undertake in connection with their respective investment in the Company (collectively, the “Purposes”).

NOW, IT IS AGREED, this 31st day of October 2025 by the parties hereto:

1.In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company to the extent required by applicable law. Each member of the Group shall be responsible for the accuracy and completeness of his, her or its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.

2.So long as this agreement is in effect, the Outside Nominee shall provide written notice to Olshan Frome Wolosky LLP (“Olshan”) of (i) any of his purchases or sales of securities of the Company; or (ii) any securities of the Company over which he acquires or disposes of beneficial ownership. Notice shall be given no later than 24 hours after each such transaction.

3.So long as this agreement is in effect, the Outside Nominee agrees to provide Biglari advance written notice prior to effecting any purchase, sale, acquisition or disposition of any securities of the Company which he has, or would have, direct or indirect beneficial ownership so that Biglari has an opportunity to review the potential implications of any such transaction in the securities of the Company and pre-clear any such potential transaction in the securities of the Company by the Outside Nominee. The Outside Nominee agrees that he shall not undertake or effect any purchase, sale, acquisition or disposition of any securities of the Company without the prior written consent of Biglari. For purposes of this agreement, the term “beneficial ownership” shall have the meaning of such term set forth in Rule 13d-3 under the Exchange Act.

4.Each of the undersigned agrees to form the Group for the Purposes as set forth above.

5.Biglari shall have the right to pre-approve all expenses incurred in connection with the Group’s activities and agrees to pay directly all such pre-approved expenses.

6.Each of the undersigned agrees that any SEC filing, press release or shareholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 4 shall be first approved by Biglari.

7.The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification. Except as otherwise provided herein, nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he, she or it deems appropriate, in his, her or its sole discretion, provided that all such purchases and sales are made in compliance with all applicable securities laws and the provisions of this agreement.

8.This agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

9.This agreement is governed by and will be construed in accordance with the laws of the State of New York. In the event of any dispute arising out of the provisions of this agreement or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York.

10.The parties’ rights and obligations under this agreement (other than the rights and obligations set forth in Section 5 and Section 9, which shall survive any termination of this agreement) shall terminate upon the earlier to occur of (i) the certification of the results of the Annual Meeting or (ii) Biglari providing written notice of termination to the other parties.

11.Each party hereby waives the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

12.Each party acknowledges that Olshan shall act as counsel for both the Group and Biglari and its affiliates relating to their investment in the Company.

13.Each of the undersigned parties hereby agrees that this agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

2

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the day and year first above written.

THE LION FUND, L.P.

By:	BIGLARI CAPITAL CORP., its General Partner

By:	/s/ Sardar Biglari
Name: Sardar Biglari
Title: Chairman and Chief Executive Officer

THE LION FUND II, L.P.

By:	BIGLARI CAPITAL CORP., its General Partner

By:	/s/ Sardar Biglari
Name: Sardar Biglari
Title: Chairman and Chief Executive Officer

BIGLARI CAPITAL CORP.

By:	/s/ Sardar Biglari
Name: Sardar Biglari
Title: Chairman and Chief Executive Officer

FIRST GUARD INSURANCE COMPANY

By:	/s/ Sardar Biglari
Name: Sardar Biglari
Title: Authorized Signatory

SOUTHERN PIONEER PROPERTY AND CASUALTY INSURANCE COMPANY

By:	/s/ Sardar Biglari
Name: Sardar Biglari
Title: Authorized Signatory

BIGLARI REINSURANCE LTD.

By:	/s/ Sardar Biglari
Name: Sardar Biglari
Title: Authorized Signatory

BIGLARI INSURANCE GROUP INC.

By:	/s/ Sardar Biglari
Name: Sardar Biglari
Title: Authorized Signatory

STEAK N SHAKE INC.

By:	/s/ Sardar Biglari
Name: Sardar Biglari
Title: Chief Executive Office

WESTERN SIZZLIN CORPORATION

By:	/s/ Sardar Biglari
Name: Sardar Biglari
Title: President

BIGLARI HOLDINGS INC.

By:	/s/ Sardar Biglari
Name: Sardar Biglari
Title: Chairman and Chief Executive Officer

/s/ Sardar Biglari
SARDAR BIGLARI

/s/ Douglas Thompson
DOUGLAS THOMPSON